Exhibit 99.1

AgFeed Industries, Inc. Announces $50 Million Equity Credit Transaction; Participation in Global Investment Conference

NEW YORK, September 10, 2009 /PRNewswire-Asia/ -- AgFeed Industries, Inc. (Nasdaq: FEED - News), one of the largest independent hog production and animal nutrient companies in China, announced today that it has entered into a two year Equity Credit Agreement with an institutional investor pursuant to which it may, from time to time, sell shares of its common stock to the investor for aggregate gross proceeds of up to $50,000,000.  The shares would be sold to the investor at a slight discount to then-current market price of AgFeed common stock.  The Company has no obligation to sell, nor does the investor have any right to force the Company to sell, to the investor any shares of its common stock at any time during the term of the agreement.  Additionally, the Company is not prohibited from accessing other sources of financing at any time during the term of the agreement.  Any decision to sell shares under this agreement will be made solely by the Company and its Board of Directors at the time of a proposed sale.

The Company also agreed to issue to the investors warrants to purchase 400,000 shares of its common stock at an exercise price of $5.75 per share. The warrants will be exercisable immediately after issuance and have a term of five years. The warrants and any shares issued to the investor under the agreement or the warrant will be issued pursuant to the Company’s existing shelf registration statement.

Dr. Songyan Li, AgFeed's Chairman, stated, "AgFeed has no immediate need for additional capital, nor current intention to access capital, through this financing tool or any other for the remainder of the calendar year.  We believe that this agreement ensures our access to capital, on highly favorable terms, in support of the execution of our long term business plan through 2010 and beyond.  This financing vehicle enables us to move forward on the implementation of our business plan from a position of strength, by providing us with access to capital without being exposed to the changing market conditions and terms, while at all times allowing us the flexibility to review other opportunities and control our own financing destiny.”

President & CEO Mr. Junhong Xiong commented that, “We believe the global economy will continue to affect access to the capital markets over the next two to three years which would, in turn, impact our ability to execute our overall strategy.  Accordingly, we, upon advice of our Board, working closely with our management and advisors, have taken a strong positive step to assure our ongoing access to capital.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offering would be unlawful.

Participation in Global Investment Conference

AgFeed further announced that representatives from the Company will attend the Rodman & Renshaw Annual Global Investment Conference (Asia Track) at the New York Palace Hotel, 455 Madison Avenue, New York, NY 10022, where they are scheduled to present to investors at 10:25 a.m. on Thursday, September 10, 2009.  Presenters for AgFeed include Mr. Ed Pazdro, financial reporting and management control consultant for AgFeed and Chief Financial Officer of AgFeed International Protein Technology Corp. ("AIPTC"), AgFeed's joint venture with M2P2 LLC.

Mr. Pazdro brings more than 25 years of financial expertise to AIPTC and AgFeed.  For the past five years, he served as the Controller for PIC USA Inc., a subsidiary of biotechnology leader Genus plc and international leader in providing genetically superior pig breeding stock and technical support for maximizing genetic potential to the global pork chain.  Ed was responsible for PIC's financial management, financial reporting, tax and audit coordination, management of cash and internal controls. Additionally, he developed inventory valuation models for compliance with US generally accepted accounting principles and international accounting standards, including agriculture-specific requirements for biological assets.

Mr. Pazdro possesses broad-based financial management experience gained at National Futures Association and global organizations including Tate & Lyle North America, Inc. and Gambro, Inc.  Mr. Pazdro has been a Certified Public Accountant since 1981.

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China. AgFeed has two profitable business lines -- animal nutrients in premix and blended animal feed and hog production.  AgFeed is one of China's largest commercial hog producers in terms of total annual hog production as well as one of the largest premix feed company in terms of revenues. China is the world's largest hog producing country that produced over 625 million hogs in 2008, compared to approximately 100 million hogs produced annually in the U.S. China also has the world's largest consumer base for pork consumption. Over 62% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

SAFE HARBOR DISCLOSURE NOTICE

The information contained in this press release and the attachments is as of September 10, 2009. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This press release may contain forward-looking information about the Company. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

   Contact:
   Investor Relations:

AgFeed Industries, Inc.
Tel: 917-804-3584 (US)
Email: ir@agfeedinc.com

The Company's policy is to handle all questions by email to ir@agfeedinc.com and they will be answered as soon as possible.